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                                                                  EXHIBIT 2.1(b)


                      FIRST AMENDMENT TO EXCHANGE AGREEMENT

                               November 11, 1997



         Reference is made to the Exchange Agreement dated as of October 20, 1997, by and among AEI Holding Company, Inc. ("the "Company"), Addington Enterprises, Inc. ("AEI"), Larry Addington and Harold Sergent (the "Exchange Agreement"). Terms defined in the Exchange Agreement are used herein in this First Amendment to Exchange Agreement ("Amendment Agreement") with the same meaning.

         WHEREAS, the Company and AEI desire to amend the Exchange Agreement to:
(i) include provisions regarding the transfer of permits and bonds because such transfer shall not be completed by the Closing Date; and (ii) allocate the payment of transfer and sales taxes and fees;

         NOW, THEREFORE, the Company and AEI hereby agree as follows:

         1. Amendment for Permits and Bonds. Upon and from the execution hereof, the following provisions shall be added to the Exchange Agreement:

                                   ARTICLE 13

                  13.1 Permits and Bonds. In the event that not all of AEI's permits and licenses (the "Permits") have been transferred to the Company or Tennessee Mining, Inc. ("TMI"), as appropriate, by the Closing, AEI shall cooperate with the Company in any reasonable arrangement (that is mutually agreeable to AEI and the Company) designed to provide to the Company or TMI, as the case may be, the benefits under any such Permits. In the event that not all Replacement Bonds (as defined in Section 13.2) have been accepted by the appropriate governmental authority as of the Closing, AEI shall maintain in full force, following the Closing, all of AEI's reclamation and performance bonds (the "Bonds") that have not been replaced.

                  13.2 Permit Transfer Applications and Replacement Bonds. Promptly after the Closing Date, the Company shall or shall cause TMI to: (i) submit to the appropriate governmental authorities all applications and documents to transfer all transferable Permits to the Company or TMI, as the case may be, as the sole permittee and to obtain replacement permits for all non-transferable Permits; and (ii) obtain (or transfer) bonds issued by a nationally recognized surety company to replace the Bonds (the "Replacement Bonds"). The Company shall use commercially reasonable efforts to ensure that all such Permits have been validly issued to the Company or TMI, as the case may be, as the sole permittee as promptly as practical after the Closing and that all Replacement Bonds have been accepted by the appropriate governmental authority as promptly as practical after the Closing. In the event that the Company or TMI is unable to ensure the transfer of or obtain, as the case may be, such Permits by Closing, or any


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         governmental authority has not accepted the Replacement Bonds as of the
         Closing, the Company shall indemnify and hold AEI harmless from any loss, damage, cost, expense or liability that AEI suffers in connection with (A) holding any Permit as agent for, or for the benefit of, the Company or TMI, and (B) maintaining any Bond in full force and effect after the Closing, including, without limitation, liability arising from the Company's or TMI's operations relating to any such Bond.

         2. Payment of Transfer and Sales Taxes. Upon and from its execution hereof, the following provision shall be added to the Exchange Agreement:

                  2.4 Transfer and Sales Taxes. The Company shall pay all transfer, sales and use taxes (if any) and all recording, filing and other fees (if any) required in connection with the transfer of assets pursuant to Section 2.1(a).

         3. Ratification. The Exchange Agreement, as amended hereby, is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Company or AEI under the Exchange Agreement, nor constitute a waiver of any provision of the Exchange Agreement.

         4. Acquisition Document. This Amendment Agreement is an Acquisition Document, and all provisions in the Exchange Agreement pertaining to Acquisition Documents apply hereto.

         5. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the provisions of Section 12.8 of the Exchange Agreement.

         IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

                                              ADDINGTON ENTERPRISES, INC.


                                              By: /s/ Vic Grubb
                                                  ------------------------------
                                                  Name:  Vic Grubb
                                                  Title: Chief Financial Officer



                                              AEI HOLDING COMPANY, INC.


                                              By: /s/ John F. Baum
                                                  ------------------------------
                                                  Name:  John F. Baum
                                                  Title: Chief Financial Officer



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